UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

(RULE 14a-101)

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REPUBLIC FIRST BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

George E. Norcross, III

Gregory B. Braca

Philip A. Norcross

Avery Conner Capital Trust

Susan D. Hudson, in her capacity as a Trustee

Geoffrey B. Hudson, in his capacity as a Trustee

Rose M. Guida, in her capacity as a Trustee

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On January 26, 2023, the Philadelphia Business Journal published the following interview with Gregory B. Braca:

‘They’re playing all kinds of games’: Former TD Bank CEO Greg Braca breaks silence on Republic First saga

Philadelphia Business Journal

By Jeff Blumenthal

January 26, 2023

TD Bank Greg Braca, former TD Bank U.S. CEO

Greg Braca [bizjournals.com] has known George Norcross [bizjournals.com] for 20 years, since their time working for Vernon Hill [bizjournals.com] at Cherry Hill’s Commerce Bancorp. Braca joined Commerce in 2002 and rose through the ranks to lead the bank’s move into the New York metro area, and Norcross led the company’s insurance division after merging his brokerage into Commerce in 1996.

When Commerce was sold to Toronto’s TD Bank Group in 2008 after Hill was forced out as chairman and CEO by federal regulators, Norcross bought his insurance business back and formed what is now Conner Strong & Buckelew. Braca stayed at TD and eventually became CEO of TD Bank U.S. The two men kept in touch over the years and when Braca abruptly left TD last January, he quickly teamed up with Norcross to begin buying stock in Republic First Bancorp [bizjournals.com] (NASDAQ: FRBK) — where Hill happened to be chairman and CEO.

“George and I started talking about it,” Braca said in an interview Wednesday. “We’ve got this little bank out of Philly. It just happened to be Vernon was involved and nothing to do with him. And it was underperforming. I liked the fact that it had a New York-Pennsylvania-New Jersey footprint. I thought we could help them in some ways. We could certainly maybe put a team together, but just as importantly help them with righting the ship. So we got involved and we both had a view as investors that this thing is underperforming.”

It’s now a year later and the two, along with George’s brother and Parker McKay CEO Philip Norcross [bizjournals.com], have bought up almost 10% of the company’s stock and are still butting heads with Republic First’s leadership as activist investors, months after Hill resigned after a lengthy battle [bizjournals.com] with another board faction led by bank founder Harry Madonna [bizjournals.com]. In his first interview since joining forces with the Norcross brothers, Braca spoke to the Business Journal about the past year and what he would like to see happen at Republic First.

Answers have been edited for length and clarity.

On his relationship with Hill prior to becoming an activist investor:

My relationship with Vernon was always fine. We just had a view coming into this transaction that whether it was Vernon or anybody that this bank could be doing better. It just happened to be a bank he was running that was underperforming at the time. And there’s a lot of reasons why. They were obviously trying to achieve a lot of growth very quickly, but we thought we could help position this bank in a better way. Look at the results. If you go back over the last several years, this bank has definitely underperformed not only its peers, but really at the bottom of the pack. So personalities have nothing to do with it. It couldn’t be further from the truth.

On whether he tried to use that pre-existing relationship to speak to Hill behind the scenes:

It’s very hard to have quiet discussions when you become a north of 5% owner in a stock. We did that because we didn’t want to be positioned as just an activist group. I’ve been a banker for 40 years, and the last thing I wanted to do was to own 100 shares and be a thorn in somebody’s side. Like the saying goes, put your money where your mouth is — and that’s what we did. It wasn’t about being an activist to get some quick buck. This was about us saying, “Hey, we’re prepared to make a substantial investment, and we’re prepared to be long-term shareholders.” What some people forgot was that we’re really in this for the long haul.

On going from being ideologically aligned with the Madonna faction to opposing them:

They had a view that maybe Vernon needed to go, and we did too. They were complaining that this was all Vernon’s fault, but maybe there were others too. And this team seems to move with the pace of molasses. If I was on that board, I would resign out of embarrassment and shame. Time is not on their side. They’re undercapitalized as it is. It’s very difficult for small banks to operate in this space and with what they’re competing against, with all of the large banks and technology and everything like that, and fight for talent. There’s a huge fight in financial services for engineering talent, digital talent and technology. This bank is not positioning itself to win and you ultimately win because of talent in this business.

On what he thinks his group can offer Republic First:

I’ve got a view on the market. I think there are a lot of small banks throughout the country, and they don’t have the capital. They don’t have the management teams, they don’t have the technology. They don’t have the wherewithal as people are retiring. They just don’t have all of these things that many of the larger banks will have as far as succession planning and capital. We said, look, we think this would be a great platform to build something special all over again. That’s the only reason I got involved. So once we bought over 5% of the stock, obviously everything we did in communications became very public because of the required SEC filings. We wanted to do it with Vernon or even with the current management team with Madonna and Andrew Cohen and the rest of the board.

On whether his group’s recent $100 million investment offer would net close to a majority stake in Republic First:

Republic First would have to get approval from the shareholders and the board for us to go above 10%. We’re at 9.9% now. This could wind up being a 30% or 40% interest in the company.

On concerns over Republic First’s investment portfolio:

Over a year ago, they made some very poor decisions on their bond portfolio. That makes it very, very difficult for anybody to buy more than 50% of the company because all of those bonds would have to be market to market. We’ve called that out a number of times. I can tell you that the rest of the world, in my prior life, we knew rates were eventually going up and this board and management team allowed them to go long on the bond portfolio. And that’s certainly not helped.

On whether his group has given Republic First enough time to sort through the bank’s numerous issues:

I’ve seen deals that are 100 times this size get figured out in a four- to six-week period of time with diligence and everything else. This is the problem. You have inexperienced people trying to do this. You have non-bankers who are there — even though they’ve been on the board, they have the history. They just are failing to act with speed and thoughtfulness.

On his opinion of Tom Geisel, who was hired as CEO in late December:

Time will tell. We wish Tom and that team nothing but the best because, like I said, we’re not going anywhere and we’re here for the long haul and we want to help them. But it’s not terribly clear to us that this board has empowered Tom to manage these things, because the one priority from that executive team just coming in is to determine how do I stabilize my capital and balance sheet and how do I get my financial statements out. It’s not clear to us whether they’ve empowered him or not. I guess we’ll see longer-term. But it is also clear that we continue to state that this board is doing things to block anybody from coming in that they don’t view to be on their team.

On the chances that his group and the bank can reach an arrangement despite all of the vitriol:

We’d love nothing better than to sit down with them and come to an agreement on a deal that stabilizes the balance sheet, injects fresh capital, gets the right governance in place. In return for us doing all of those things, we get meaningful board representation. We are very much up for that kind of discussion. But up until now, we can’t even get a sit-down with them.

On why his group will not sign a standstill agreement, which Republic First wanted to facilitate further discussions:

You generally come to a deal first and then you figure those sorts of things out. But they’re also in court, they’re reducing the size of the board, they objected to my nomination as a board member — which was on a technicality. So they’re playing all kinds of games here. If we were to sit down in good faith and come to a deal, I’m sure business minds would come to the right conclusions here, especially given that this is what we would consider to be a troubled asset to put capital in. It’s amazing.

On how long this impasse could continue:

We are long-term stakeholders in this thing. We’re certainly not happy with the performance even since we got involved. I’ll give you one little tidbit. We started making offers to this bank publicly back in the late winter and early spring at $5 a share. Then we offered at $4 a share and couldn’t get a response. Then in the summer it was $3 a share with the new management team. Now we’re $2 and change. But every offer we’ve made has always been at a premium to market. Anybody looks at this, you could have had capital that came into this thing at $5 a share. That’s where we started. These things don’t get better with time. They need to be recapitalized. They need to put a team together. They need the right oversight governance. And they need some help from people that have kind of been there and done it.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The Group (as defined below) intends to file a proxy statement with the Securities and Exchange Commission (the “SEC”) with respect to the election of directors of Republic First Bancorp, Inc. (the “Issuer”) to occur at the 2022 annual meeting of shareholders (the “2022 Annual Meeting”).

GEORGE E. NORCROSS, III, GREGORY B. BRACA, PHILIP A. NORCROSS, AVERY CONNER CAPITAL TRUST AND SUSAN D. HUDSON, GEOFFREY B. HUDSON, ROSE M. GUIDA AND PHILIP A. NORCROSS, EACH IN THEIR CAPACITIES AS CO-TRUSTEES THEREOF (COLLECTIVELY, THE “GROUP”), MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES WITH RESPECT TO THE 2022 ANNUAL MEETING. A DESCRIPTION OF THE PARTICIPANTS’ INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS CONTAINED IN THE SCHEDULE 13D, JOINTLY FILED BY THE GROUP ON JANUARY 31, 2022, AS AMENDED FROM TIME TO TIME. SHAREHOLDERS OF THE ISSUER ARE STRONGLY ADVISED TO READ THE GROUP’S PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.